Exhibit 4.29

SIF AGREEMENT NO. 811-811346

Certain identified information has been excluded from this exhibit both because it (i) is not material and (ii) is the type that the issuer treats as private or confidential. Brackets with triple asterisks denote omissions.

STRATEGIC RESPONSE FUND

Magnetized Target Fusion: Advancing a Clean Energy Technology

AMENDED AND RESTATED CONTRIBUTION AGREEMENT

This Amended and Restated Agreement made

Between:
HIS MAJESTY THE KING IN RIGHT OF CANADA (“His Majesty”)

as represented by the Minister of Industry

(the “Minister”)

And:
General Fusion Inc., a corporation duly incorporated under the laws of British Columbia, having its head office located at 6020 Russ Baker Way, Richmond, BC V7B 1B4

(the “Recipient”)

RECITALS

WHEREAS

I-

The Strategic Response Fund (“SRF”) (formerly known as the Strategic Innovation Fund (“SIF”)) is designed to encourage research and development, and accelerate the technology transfer and commercialization of innovative products, services, and processes; facilitate the growth and expansion of firms; secure economically significant mandates within or to Canada; and, advance industrial research and technology demonstration activities through collaboration;

II-	Neither the entering into this Agreement nor the provision by the Minister of the Contribution is contingent upon export performance on the part of the Recipient;

SIF AGREEMENT NO. 811-811346

III-	The Project is in respect of SIF’s research and development (“R&D”) and commercialization Stream 1;
IV-	The Project involves:
●	R&D to further develop and test the commercial potential for an early TRL (as defined herein) concept or findings.
●	Adaption of research findings for commercial applications that have the potential for market disruption.
●	Development of current products through the implementation of new technology that will enhance the Recipient’s competitive capability.
●	Development of process improvements which reduce the environmental footprint of current production through the use of new technologies.
V.

The Minister and the Recipient entered into a contribution agreement (“Original Contribution Agreement”) made as of May 29, 2019 with the Recipient for a partially repayable contribution in support of the Recipient’s Eligible Costs (as defined herein) of the Project with total Project costs of one hundred fifty-three million two hundred seventy thousand eight hundred dollars ($153,270,800);

VI.	The Original Contribution Agreement was subsequently amended on August 7, 2020, November 28, 2023, and January 21, 2025;
VII.

The Minister and the Recipient has agreed, inter alia, to amend the Original Contribution Agreement to increase the amount of the Contribution (as defined herein) up to the maximum amount of seventy-four million two hundred seventy-five thousand dollars ($74,275,000) in support of the Recipient’s Eligible Costs (as defined herein) of the Project with an increased total Project cost of one hundred sixty-nine million four hundred seventy-one thousand dollars ($169,471,000); and

VIII.	The Parties have agreed to amend and restate the Original Contribution Agreement,

NOW, THEREFORE in accordance with the mutual covenants and agreements herein, His Majesty and the Recipient agree as follows:

1.Purpose of the Agreement

The purpose of this Agreement is to set out respective obligations and the terms and conditions under which the Minister will provide funding in support of the Project (as defined herein).

2.Interpretation

2.1Definitions.

In this Agreement, a capitalized term has the meaning given to it in this section, unless otherwise specified:

SIF AGREEMENT NO. 811-811346

“Acceptance Period” is the five (5) Business Days following the date of delivery of a Sale Notice.

“Accredited Investor” in respect of any Person that is resident in Canada or any international jurisdiction other than the United States of America, means an accredited investor as defined in National Instrument 45-106 promulgated by the Canadian Securities Administrators, or in respect of any U.S. Person, means an accredited investor as defined in Rule 501(a) of Regulation D under the U.S. Securities Act.

“Acquisition or Divestiture” means an acquisition of a business, the sale of a business or a merger or amalgamation.

“Activity” means a significant task that must take place in order to complete the Project. It has duration, during which time the work of that task is performed, and may have resources and costs associated with that task as set out in Form C1- ELIGIBLE COSTS BREAKDOWN of Schedule 1 - Statement of Work.

“Additional Contribution” means the funding of up to five million Canadian dollars ($5,000,000 CAD) made available by the Minister under this Agreement in association with the Recipient’s refinancing of its Class B Preferred Shares in August 2025.

“Affiliated Person” means an affiliated person as defined in the Income Tax Act, as amended.

“Agency Contract Employees” means those individuals employed by an independent third party supplier of contract workers or other Canadian suppliers (such supplier being approved by the Recipient) and who are on an assignment performing work within the Recipient’s operations and are calculated the same way as an FTE.

“Agreement” means this amended and restated contribution agreement including all the Schedules attached hereto, as such may be amended, restated or supplemented, from time to time.

“Arms-length” has the meaning set out under the Income Tax Act (Canada).

“Background Intellectual Property” means Intellectual Property that is not Project Intellectual Property and that is required for the carrying out of the Project or the exploitation of the Project Intellectual Property.

“Background Intellectual Property Rights” means the Intellectual Property Rights in Background Intellectual Property.

“Benefits Commitments” means those activities described in Subsection 6.2 of this Agreement that will generate benefits to Canada.

“Benefits Phase” means the period from the Project Completion Date to and including the last day of the Term.

“Board” means the Board of Directors of the Recipient, as constituted from time to time.

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“Business Day” means any day except a Saturday or Sunday and legal holidays for Canadian chartered banks in Vancouver, British Columbia.

“Capital Reorganization”  means the Recipient changing its Share structure by way of: i) reclassifying existing Share classes; or ii) subdividing, redividing or changing its outstanding Shares into a greater number of Shares; or iii) reducing, combining or consolidating its outstanding Shares into a smaller number of Shares.

“Change in Control” of the Recipient means:

(a)

if the Recipient is a public company, the acquisition by an individual or company (or two or more of them acting in concert) that results in its or their direct or indirect beneficial ownership of twenty percent (20%) or more of outstanding shares of voting stock of the Recipient; or

(b)

if the Recipient is a private company, the acquisition by an individual or company (or two or more of them acting in concert) that results in its or their direct or beneficial ownership of fifty percent (50%) or more of the voting stock in the Recipient; or

(c)	if the Recipient enters into a binding obligation to sell, sells or otherwise disposes of all or substantially all of its assets.

“Claim Period” means the following quarters of a calendar year: January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31.

“Class B Common Shares” means the Class B (non-voting) Common shares in the capital of the Recipient.

“Class B Common Shares Warrants” means the warrants issued in the partial repayment of the Original Contribution.

“Class B1 Preferred Shares” means the new Series 1 Class B Preferred shares in the capital of the Recipient.

“Class B1 Preferred Shares Issue Price” means the issue price per Class B1 Preferred Share or US$1.587.

“Class B1 Preferred Shares Warrants” means the warrants issued in repayment of the Additional Contribution.

“Class B3 Preferred Shares” means the new Series 3 Class B Preferred shares in the capital of the Recipient.

“Class B3 Preferred Shares Issue Price” means the issue price per Class B3 Preferred Share or US$0.00001.

“Class B3 Preferred Shares Warrants” means the warrants issued in conjunction with the issuance of the Class B1 Preferred Shares Warrants.

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“Collaboration” means the Recipient’s association with one or more Collaboration Partners for the purpose of research and development.

“Collaboration Partner” means, other than the Recipient and its sub-contractors, any small to medium sized Canadian-based enterprise, any Canadian research institute, any licensed or accredited academic, post-secondary institution in Canada that is/are involved in the Collaboration.

“Common Shares” means the common shares in the capital of the Recipient.

“Contribution” means the funding made available by the Minister under this Agreement.

“Co-op Term” means a four (4) month full-time position.

“Dispose” means, as regards a Project Asset, the transferring outside Canada, use for a purpose other than research and development by the Recipient, selling, leasing or otherwise disposing including, in the case of a prototype or pilot plant, the transfer to commercial production, but in any event, shall not include abandoning the Project Asset for legitimate business reasons, such as the disposal of obsolete or disused equipment or materials.

“Eligibility Date” means May 23, 2018.

“Eligible Costs” means the costs associated with work performed in Canada, or outside of Canada to the extent explicitly permitted in this Agreement that are incurred and paid by the Recipient in respect of the Project, and in accordance with Schedule 3 - Cost Principles, excluding:

(a)	any costs that are specifically identified in Schedule 1 - Statement of Work as not being supported; and
(b)	any costs prohibited or deemed ineligible elsewhere in this Agreement.

“Event of Default” means the events of default listed in Subsection 14.1 of this Agreement.

“Execution Date” means the date of the last signature to this Agreement such that the Agreement is signed and dated by all Parties.

“Facility” means the Recipient’s Project location in Richmond, British Columbia.

“Fair Market Value” means the price that would be agreed to in an open and unrestricted market between knowledgeable and willing parties dealing at arm’s length, who are fully informed and not under any compulsion to transact.

“Force Majeure” means any cause which is unavoidable or beyond the reasonable control of the Recipient, including war, riot, insurrection, strikes, or any act of God or other similar circumstance and which could not have been reasonably circumvented by the Recipient without incurring unreasonable cost.

SIF AGREEMENT NO. 811-811346

“FTE” or “Full Time Equivalent” means each employee or, where applicable, intern, who works for the Recipient on a full-time basis (i.e. they are responsible to work at least 2,000 hours for the Recipient when calculated on an annual basis) and, in the case of hourly paid employees or interns who are responsible to work for the Recipient less than on a full-time basis, each equivalent to such a full-time worker, where the number of such equivalents is calculated by dividing (a) by (b) where (a) = the aggregate of all hours worked by such individuals for the Recipient including hours taken by them as paid vacation, sick leave, and for other similar reasons, calculated on an annual basis, and (b) = 2,000 hours.

“Fusion Demonstration Plant” has the meaning given to it in Schedule 1 – Statement of Work.

“Government Entity” means any agent corporation, Crown corporation or department as such terms are defined in the Financial Administration Act.

“Government Fiscal Year” means the period from April 1 of one year to March 31 of the following year.

“Government Funding” has the meaning set out in Subsection 7.1 of this Agreement.

“Highly Skilled” means an employee that requires specialized training in order to operate, manage or participate in the Project. This may include scientists, engineers, managers and specialized trades.

“Holder” means initially the Minister or its nominee or its assignee, or any Person to whom the Warrant has been Transferred in accordance with this Agreement.

“Intellectual Property” means all inventions, whether or not patented or patentable, all commercial and technical information, whether or not constituting trade secrets, and all copyrightable works, industrial designs, integrated circuit topographies, and distinguishing marks or guises, whether or not registered or registrable.

“Intellectual Property Rights” means all rights recognized by law in or to Intellectual Property, including but not limited to Intellectual Property rights protected through legislation. These shall include patents, copyrights, industrial design rights, integrated circuit topography rights, rights in trademarks and trade names, all rights in applications and registrations for any of the foregoing, and all rights in trade secrets and confidential information.

“Interest Rate” means the Bank Rate, as defined in the Interest and Administrative Charges Regulations, in effect on the due date, plus 300 basis points, compounded monthly. The Interest Rate for a given month can be found at:

http://www.tpsgc-pwgsc.gc.ca/recgen/txt/taux-rates-eng.html

“Jobs” means the aggregate of FTEs and Agency Contract Employees.

“Master Schedule” means a summary-level Project schedule that identifies the major Activities and work breakdown structure components and Milestones as reflected in Form A – Master Schedule (Gantt Chart) of Schedule 1 - Statement of Work.

SIF AGREEMENT NO. 811-811346

“Material Change” is a significant change in the scope, objectives, outcomes or benefits of the Project including without limitation, the following:

(a)	The Project is not completed or not expected to be completed by the Project Completion Date;
(b)

The Total Estimated Eligible Costs set out in Form C2 - ESTIMATED COST BREAKDOWN BY FISCAL YEAR of Schedule 1 - Statement of Work are expected to be reduced or are expected to be exceeded by twenty percent (20%) or more;

(c)	A change in the locations where the Project is to be performed as identified in Form D - PROJECT LOCATION AND COSTS of Schedule 1- Statement of Work.

“Milestone” means a significant point or event in the Project as set forth in Form B of Schedule 1 - Statement of Work.

“Not-Supported Eligible Costs” means those Eligible Costs that are not supported by the Contribution.

“Offer” means the offering to the Recipient the prior right to purchase, receive or acquire Warrants prior to any Transfer.

“Original Contribution” means the partially repayable contribution made available by the Minister in accordance with Subsection 4.1 of this Agreement.

“Party” means the Minister or the Recipient, and “Parties” means all of them.

“Person” means any individual, corporation, undertaking, partnership, trustee, trust or unincorporated association, joint venture, syndicate, sole proprietorship, executor, administrator, or other legal representatives, regulatory body, or agency, government, governmental agency, authority or entity, however designated or constituted.

“Price Per Class B Common Share” means the value per Class B Common Share calculated based on the distribution of available cash proceeds to each class of equity shareholder on a fully diluted basis that would result from a cash sale of the company calculated as the product of the most recent price per share in a Qualified Share Issuance multiplied by the number of Shares of the Recipient on a fully diluted basis. For greater certainty, only objectively quantifiable attributes of each class of Shares will be used to calculate the value of each Share class including Class B Common Shares.

“Project” means the project as described in Schedule 1 - Statement of Work.

“Project Asset” means an asset which, in whole or in part, has been acquired, created, developed, advanced and/or contributed to by the Contribution.

“Project Completion Date” means March 31, 2026.

SIF AGREEMENT NO. 811-811346

“Project Intellectual Property” means all Intellectual Property conceived, produced, developed or reduced to practice in carrying out the Project by the Recipient and/or any Affiliated Persons of the Recipient, or any of their employees, agents, contractors or assigns.

“Project Intellectual Property Rights” means the Intellectual Property Rights in the Project Intellectual Property.

“Public Office Holder” means a public office holder as defined in the Lobbying Act, as amended.

“Qualified Share Issuance” means any arms-length Share issuance of the Recipient, closing in one or more tranches and resulting in gross proceeds to the Recipient of not less than USD $10,000,000.

“Recipient Fiscal Year” means the period for which the Recipient’s accounts in respect of its business or property are prepared for purposes of assessment under the Income Tax Act (Canada), as amended.

“Resulting Products” means all products, services or processes produced using the Project Intellectual Property or that incorporate any of the Project Intellectual Property.

“Sale Notice” means the written notice to the Recipient of an Offer.

“Schedule” means a schedule to this Agreement, including any amendments or supplements.

“Similar Goods” means goods or services that closely resemble the goods or services being transferred, in respect of their component materials, form, function and characteristics, and are capable of performing an equivalent function as, and of being commercially interchangeable with, the goods being transferred.

“Shares” means the shares in the capital of the Recipient.

Technology Readiness Level” or “TRL” means technology readiness according to the Technology Readiness Level scale described below.

Technology Readiness Level	Description

TRL 1—Basic principles observed and reported	Lowest level of technology readiness. Scientific research begins to be translated into applied research and development (R&D). Examples might include paper studies of a technology’s basic properties.

TRL 2—Technology concept and/or application formulated	Invention begins. Once basic principles are observed, practical applications can be invented. Applications are speculative, and there may be no proof or detailed analysis to support the assumptions.

SIF AGREEMENT NO. 811-811346

TRL 3—Analytical and experimental critical function and/or characteristic proof of concept	Active R&D is initiated. This includes analytical studies and laboratory studies to physically validate the analytical predictions of separate elements of the technology.

TRL 4—Product and/or process validation in laboratory environment	Basic technological products and/or processes are tested to establish that they will work.

TRL 5—Product and/or process validation in relevant environment	Reliability of product and/or process innovation increases significantly. The basic products and/or processes are integrated so they can be tested in a simulated environment.

TRL 6—Product and/or process prototype demonstration in a relevant environment	Prototypes are tested in a relevant environment. Represents a major step up in a technology’s demonstrated readiness. Examples include testing a prototype in a simulated operational environment.

TRL 7—Product and/or process prototype demonstration in an operational environment	Prototype near or at planned operational system and requires demonstration of an actual prototype in an operational environment (e.g. in a vehicle).

TRL 8—Actual product and/or process completed and qualified through test and demonstration	Innovation has been proven to work in its final form and under expected conditions. In almost all cases, this TRL represents the end of true system development.

TRL 9—Actual product and/or process proven successful	Actual application of the product and/or process innovation in its final form or function.

“Term” means the duration of this Agreement as set out in Subsection 3.2 of this Agreement.

“Transfer” includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, charge, pledge, encumbrance, grant of a security interest or other arrangement by which possession, legal title or beneficial ownership passes from one Person to another, or to the same Person in a different capacity, whether or not voluntarily and whether or not for value, and any agreement to effect any of the foregoing.

“Triggering Event” means, unless otherwise agreed to by the Recipient and the Minister, any of the following:

(a)

merger, amalgamation, plan of arrangement, or sale of the Recipient or its subsidiaries with or to another entity in one or a series of related transaction in which the then current shareholders of the Recipient do not own a majority of the voting power of the shares of the surviving or resulting corporation;

SIF AGREEMENT NO. 811-811346

(b)	the sale, lease, transfer, exclusive license, or other disposition of all or substantially all of the assets of the Recipient and its subsidiaries;
(c)	the Recipient’s Shares are listed for trading on a stock exchange, such as a direct public offering or an initial public offering; or
(d)	any voluntary or involuntary liquidation, dissolution or winding up of the Recipient or other distribution of assets of the Recipient among its shareholders for the purpose of winding up its affairs.

“U.S. Person” means a U.S. person as defined in Rule 902 (k) of Regulation S under the U.S. Securities Act.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

“Warrants” means the warrants issued by the Recipient entitling the Holder to acquire Class B1 Preferred Shares, Class B3 Preferred Shares or Class B Common Shares, as applicable, of the Recipient issuable to the Minister in accordance with Subsection 6.2 of this Agreement.

“Warrant Certificate” means the certificate in the form set out in Schedule A - Warrant Certificate and subject to the terms and conditions therein, issued to the Minister to receive the Warrants.

“Warrant Issuance Period” means the period commencing on the Eligibility Date and ending March 31, 2020 and thereafter, each Government Fiscal Year up to and including March 31, 2026.

“Warrant Valuation” means the Recipient’s most recent share price valuation as determined as of completion of each Qualified Share Issuance.

“Work Phase” means the period of time from the Eligibility Date to and including the Project Completion Date.

2.2Singular/Plural. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural.

2.3Entire Agreement. Unless amended in writing by the Parties, this Agreement comprises the entire agreement between the Parties in relation to the Project. No prior document, negotiation, provision, undertaking or agreement in relation to the subject matter of this Agreement has legal effect. No representation or warranty, whether express, implied or otherwise, has been made by the Minister to the Recipient, except as expressly set out in this Agreement.

2.4Inconsistency. In case of inconsistency or conflict between a provision contained in the part of the Agreement preceding the signatures and a provision contained in any of the Schedules to this Agreement, the provision contained in the part of the Agreement preceding the signatures will prevail.

2.5Schedules. This Agreement contains the following Schedules as described below, which form an integral part of this Agreement:

SIF AGREEMENT NO. 811-811346

Schedule 1 – Statement of Work

Schedule 2 – Communications Obligations

Schedule 3 – Cost Principles

Schedule 4 – Reporting Requirements

Schedule 5 – Repayments to the Minister - Warrants

Schedule 6 – Illustrative Warrant Example

Schedule 7 – Illustrative Capitalization Waterfall Valuation Analysis

Schedule A – Warrant Certificate

Schedule B – Warrant Exercise Subscription Form

2.6Amendment and Restatement. This Agreement amends and restates the Original Contribution Agreement in its entirety.

3.Duration of Agreement

3.1Execution. This Agreement must be signed by the Recipient and received by the Minister within thirty (30) days of its signature by the Minister, failing which it will be null and void.

3.2Term.  This Agreement will commence on May 29, 2019 and will expire, subject to Subsection 3.3, five (5) years after the Project Completion Date, unless terminated earlier in accordance with the terms of this Agreement.

3.3 Survival Period.  Notwithstanding the provisions of Subsection 3.2 above, the rights and obligations described in the following Sections or Subsections will survive for a period of three (3) years beyond the Term or early termination of the Agreement:

Section 7 - Government Funding

Subsection 8.5 - Overpayment by Minister

Section 9 - Reporting, Monitoring, Audit and Evaluation

Subsection 10.2(c) - Disposal of Assets

Subsection 13.1 - Indemnification

Subsection 13.2 - Limitation of Liability

Section 14 - Default and Remedies

Subsection 17.2 - Interest

Subsection 17.3 - Set-off Rights of Minister

Subsection 17.8 - Applicable Law

4.The Contribution

4.1Original Contribution. Subject to the terms and conditions of this Agreement, the Minister agrees to make a partially repayable Original Contribution to the Recipient in respect of the Project in an amount not exceeding the lesser of (a) and (b) as follows:

(a)	Fifty percent (50%) of the Eligible Costs; and
(b)	Sixty-nine million two hundred and seventy-five thousand dollars ($69,275,000).

SIF AGREEMENT NO. 811-811346

4.1.1Additional Contribution. Subject to the terms and conditions of this Agreement, the Minister agrees to make a fully repayable Additional Contribution to the Recipient in respect of the Project in an amount not exceeding the lesser of (a) and (b) as follows:

(a)	Fifty percent (50%) of the Eligible Costs; and
(b)	Five million dollars ($5,000,000).

4.2Funding Period.  The Minister will not contribute to any Eligible Costs incurred by the Recipient prior to May 29, 2019 or after the Project Completion Date. In no event will Eligible Costs incurred prior to May 29, 2019 exceed twenty percent (20%) of the “Total Estimated Eligible Costs” set out in Form C2 - ESTIMATED COST BREAKDOWN BY FISCAL YEAR of Schedule 1 - Statement of Work.

4.3 Fiscal Year.  The payment of the Contribution per Government Fiscal Year is estimated at amounts specified in Form C2 - ESTIMATED COST BREAKDOWN BY FISCAL YEAR of Schedule 1 - Statement of Work. The Minister will have no obligation to pay any amounts in any Government Fiscal Year other than those specified in Form C2 - ESTIMATED COST BREAKDOWN BY FISCAL YEAR of Schedule 1 - Statement of Work.  If, for a given Government Fiscal Year, the Recipient claims an amount less than the estimated Contribution for that Government Fiscal Year specified in Form C2 - ESTIMATED COST BREAKDOWN BY FISCAL YEAR of Schedule 1 - Statement of Work, the Minister may consider any request to re-profile the excess funds to future Government Fiscal Years before the Project Completion Date.

4.4Overruns. The Recipient shall be responsible for all costs of the Project, including cost overruns, if any.

4.5Holdbacks. Notwithstanding any other provisions of this Agreement, the Minister may, at the Minister’s sole discretion, withhold up to nine percent (9%) of the Contribution until:

(a)	the Project is completed to the satisfaction of the Minister;
(b)	the final report described in Subsection 8.3(c) has been submitted to the satisfaction of the Minister;
(c)	the Minister has approved the final claim described in Subsection 8.3.

5.Recipient’s Obligations

5.1Project Completion Date. The Recipient agrees to carry out the Project in a diligent and professional manner using qualified personnel, and complete the same on or before the Project Completion Date.

5.2Project Location. Except as otherwise permitted in Subsection 6.5 below, the Recipient agrees to carry out the Project exclusively in Canada located in Burnaby, British Columbia and/or in Richmond, British Columbia, and as set forth in FORM D – PROJECT LOCATION AND COSTS of Schedule 1.

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5.3Benefits Commitments.   The Recipient agrees to conduct Benefits Commitments exclusively in Canada.

5.4Repayment.  The Recipient agrees to make all repayments due to the Minister as set out in Schedule 5 – Repayments to the Minister – Warrants.

5.5Compliance. The Recipient agrees to satisfy and comply with all other terms, conditions and obligations contained in this Agreement.

6.Special Conditions

The Recipient agrees to the following:

6.1Annual Pre-Disbursement Condition.

[***]

6.2Benefits Commitments.

The Recipient covenants and agrees to the following:

6.2.1Warrants.

In consideration for the Minister providing the Contribution, the Recipient agrees to repay, in part, the Original Contribution and in full the Additional Contribution by the issuance of fully paid up Warrants to the Minister with no consideration being payable by the Minister in accordance with the following terms:

(a)

The Recipient will issue Class B Common Shares Warrants to the Minister with each Warrant exchangeable for one (1) Class B Common Share of the Recipient representing a portion (as determined herein) of the total value of the Original Contribution paid by the Minister to the Recipient during each Warrant Issuance Period.

(b)

In respect to each Warrant Issuance Period, the Class B Common Shares Warrants to be issued by the Recipient will be equal to the Original Contribution amount paid to the Recipient for that Warrant Issuance Period divided by Price Per Class B Common Share of the most recent Qualified Share Issuance.  For greater certainty, in the event that no Qualified Share Issuance has occurred after the Eligibility Date, the Class B Common Shares Warrants to be issued by the Recipient will be equal to the Original Contribution amount paid to the Recipient for that Warrant Issuance Period divided by Price Per Class B Common Share of the most recent Shares of the Recipient prior to the Eligibility Date.

i.

The value of Class B Common Shares Warrants issued by the Recipient to the Minister as repayment for a portion of the total value of the Original Contribution will be limited to a maximum amount of seventy-five percent (75%) of the total value of the Original Contribution paid to the Recipient or, if the Fusion Demonstration Plant is located in Canada, the total value of Class B Common Shares Warrants issuable by the Recipient to the Minister will be limited to a

SIF AGREEMENT NO. 811-811346

maximum amount of sixty-five percent (65%) of the total value of the Original Contribution paid to the Recipient.

ii.

If the Fusion Demonstration Plant is to be located in Canada and the Recipient has already issued Class B Common Shares Warrants to the Minister on the basis of repayment of seventy-five percent (75%) of the Original Contribution for any Warrant Issuance Period, the Recipient and the Minister agree to carry out, prior to or concurrent with the first Warrant Issuance Period subsequent to the decision to locate the Fusion Demonstration Plant in Canada, a reconciliation of the Class B Common Shares Warrants issuable under this Agreement and make appropriate required adjustments to the total number of Class B Common Shares Warrants issued or issuable to reflect the total value of the Class B Common Shares Warrants being limited to sixty-five percent (65%) of the total Original Contribution. Schedule 6 – Illustrative Warrant Example to this Agreement provides an illustrative example of the intent of this warrant reconciliation and adjustment calculation.

(c)

The Recipient will issue Class B1 Preferred Shares Warrants to the Minister at the Class B1 Preferred Shares Issue Price with each Warrant exchangeable for one (1) Class B1 Preferred Share of the Recipient representing the total value of the Additional Contribution paid by the Minister to the Recipient during each Warrant Issuance Period. In concurrence with the issuance of each Class B1 Preferred Shares Warrant, the Recipient will issue an additional twelve and five hundred forty-two thousandths (12.542) Class B3 Preferred Shares Warrants to the Minister with each Warrant exchangeable for one (1) Class B3 Preferred Share of the Recipient.

(d)	The Warrants will expire immediately prior to the occurrence of a Triggering Event provided that:
i.

if the consideration paid to the Recipient or the equity holders of the Recipient as a result of a Triggering Event is in cash, the Holder will receive a cash consideration for the Warrants equal to the per share price the holders of Common Shares, Class B1 Preferred Shares or Class B3 Preferred Shares, as applicable, would be entitled to receive under the Triggering Event multiplied by the number of Warrants held by the Holder concurrently with the completion of the Triggering Event and in a manner consistent with the payment of consideration under the Triggering Event to other holders of Class B1 Preferred Shares, Class B3 Preferred Shares and Common Shares; or

ii.

if the consideration paid to the Recipient or the equity holders of the Recipient as a result of a Triggering Event, is in form of shares or other marketable securities, the Holder shall receive the same shares or other marketable securities as that provided to the other holders of Class B1 Preferred Shares, Class B3 Preferred Shares and Common Shares, provided that if the Holder is the Minister, the Minister shall receive a comparable replacement warrant for the same shares or other marketable securities as that provided to the other holders of Class B1 Preferred Shares, Class B3 Preferred Shares and Common Shares and with the same registration rights as specified in Subsection 6.2.2 (b) (vi).

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(e)

Subject to paragraph 6.2.1 (b) (ii), the Recipient will provide a Warrant Certificate to the Minister in respect of the Class B Common Shares Warrants issued no later than thirty (30) days after the completion of each Warrant Issuance Period in respect of seventy-five percent (75%) of the total value of the Original Contribution. The Warrant Certificate will be accompanied by:

i.	a legal opinion from the Recipient addressed to the Minister confirming the due and valid execution and delivery of the Warrant Certificate; and
ii.	a confirmation by the Recipient’s external legal counsel addressed to the Minister of the Price Per Class B Common Share calculation.
(f)

The Recipient will provide a Warrant Certificate to the Minister in respect of the Class B1 Preferred Shares Warrants and the Class B3 Preferred Shares Warrants issued no later than ten (10) Business Days after each claim reimbursement of the Additional Contribution is paid to the Recipient. The Warrant Certificate will be accompanied by a legal opinion from the Recipient’s legal counsel addressed to the Minister confirming the due and valid execution and delivery of the Warrant Certificate.

(g)

With respect to each of the Class B Common Shares Warrants issued to the Minister prior to the Execution Date, the Recipient and the Minister agree that, notwithstanding any term to the contrary in the Warrant Certificates evidencing such Class B Common Shares Warrants, no adjustment to the number of Class B Common Shares issuable upon exercise of such Class B Common Shares Warrants or the effective exercise price thereof has occurred or will occur as a result of the restructuring transaction and subsequent equity financing undertaken by the Recipient and approved by its shareholders effective August 5, 2025 (the “2025 Recapitalization”), including without limitation the consolidation of outstanding shares of the Recipient and issuance of additional shares to investors participating in the 2025 Recapitalization.

(h)

On January 21, 2026, the Recipient entered into a business combination agreement (“SPAC Agreement”) with Spring Valley Acquisition Corp. III, a Cayman Islands exempted company, which will continue into British Columbia as a BC company (such continued company, the “SPAC”), and 1573562 B.C. Ltd., a British Columbia limited company, pursuant to which, among other things (i) the Recipient will amalgamate with 1573562 B.C. Ltd., the resulting amalgamated company becoming a wholly owned subsidiary of the SPAC, and (ii) all of the outstanding equity securities of the Recipient, including the Shares and the Warrants, will be exchanged for equity securities of the SPAC (the “SPAC Transaction”).

Notwithstanding Subsection 6.2.1(d) above, the Minister agrees that, until the earlier of (i) the closing of the SPAC Transaction or (ii) the termination of the SPAC Agreement in accordance with its terms, the Minister will not exercise any of the Warrants or undertake any action in respect of the Warrants that the Minister reasonably believes would materially interfere with, complicate, or prevent the completion of the SPAC Transaction. For clarity, any transfer of Warrants during this period will be made only to a Government Entity that agrees to be bound by the covenant set out in this Subsection 6.2.1 (h).

SIF AGREEMENT NO. 811-811346

6.2.2Representations, Warranties and Covenants with Respect to the Warrants

The Recipient hereby:

(a)	represents and warrants that as of the Execution Date:
i.	The authorized capital of the Recipient includes an unlimited amount of Class B1 Preferred Shares;
ii.	The authorized capital of the Recipient includes an unlimited amount of Class B3 Preferred Shares;
iii.	The authorized capital of the Recipient includes an unlimited amount of Class B Common Shares;
iv.

There are no provisions of the articles and by-laws, or any resolutions of the directors and shareholders of the Recipient or any agreement to which the Recipient is a party that will be contravened by the issuance of the Warrants as described herein in respect of which requisite approvals or waivers have not been obtained; and

v.

There are no shareholders’ agreements entered into between the Recipient and its shareholders in respect of the rights, entitlements and obligations attaching to Shares, other than the Eighth Amended and Restated Shareholders’ Agreement dated August 6, 2025, as may be amended, restated or replaced from time to time.

(b)	covenants and agrees that:
i.	the Recipient will take all corporate action required to authorize the issuance of the Warrants in a timely fashion by the dates specified in Subsection 6.2.1 (e) and (f) above;
ii.	prior to the Minister executing this Agreement, the Recipient’s legal counsel shall provide a legal opinion, at the Recipient’s cost, confirming that:
◾	Corporate power and capacity of the Recipient has the power and authority to enter into this Agreement;
◾	The signatories to this Agreement have been duly authorized to execute and deliver this Agreement;
◾	This Agreement constitutes a valid binding and legal obligation of the Recipient to issue the Warrants and the underlying securities;
◾	There are no other agreements that restrict the ability of the Recipient to issue the Warrants and the underlying securities;
◾	Execution, delivery and performance under the Agreement will not violate the Recipient’s Articles and by-laws, material agreements, applicable laws and any judgment; and

SIF AGREEMENT NO. 811-811346

iii.

until such time that the Recipient’s Shares are listed for trading on a stock exchange, the Recipient will consent to the Transfer of the Warrants by the Holder within five (5) Business Days of receiving notice by the Holder of any such proposed Transfer or assignment of the Warrants, provided that:

A.

in the case where the Holder is in possession of less than one million (1,000,000) Warrants, the Recipient will allow for the Holder to Transfer less than one million (1,000,000) Warrants in a single block; in the case where the Holder is in possession of more than one million (1,000,000) Warrants, any Transfer must be for parts equal to or greater than one million (1,000,000) Warrants;

B.	the Transfer of Warrants is not to a competitor of the Recipient, or a Person related to a competitor of the Recipient, as such determination is made by the Board of the Recipient, acting reasonably;
C.	the Transfer of Warrants is to an Accredited Investor; and
D.	the transferee shall agree to be bound by the provisions of the Warrant Certificate as if it were an original recipient of this Warrant Certificate;

The foregoing subparagraph (iii) does not apply to any Transfer of Warrants issued hereunder or under the Original Contribution Agreement, by the Minister to another Government Entity notwithstanding the provisions of the Warrant Certificate.

iv.	the Recipient will take no actions and not enter into any agreements which will prevent or impair the Recipient’s ability to carry out the terms of this Agreement;
v.

The Recipient will provide a valuation of the Class B Common Shares Warrants to be issued setting out the Warrant Valuation after the completion of each Qualified Share Issuance. The Minister may have the Warrant Valuation verified by an investment broker or independent financial professional;

vi.

the Recipient shall register the Class B Common Shares for trading in connection with any listing of a direct public offering or an initial public offering of such Shares, and the Recipient shall promptly give the Minister notice of such registration, and such registration shall include all of the Class B Common Shares underlying the Warrants held by the Minister; and

vii.

Until such time that the Recipient’s Shares are listed for trading on a stock exchange prior to any Transfer of the Warrants pursuant to paragraph 6.2.2 (b) (iii), the Minister agrees to Offer or cause to be Offered, to the Recipient the prior right to purchase, receive or acquire the Warrants, provided that the Offer shall be made Sale Notice to the Recipient specifying: (i) the total number of Warrants offered; (ii) any other terms and conditions applicable to the Offer, including whether the Offer can be accepted in whole or in part; and (iii) whether or not the Minister has

SIF AGREEMENT NO. 811-811346

received a third party offer to purchase any of the Warrants (in which case the third party offer shall be attached to the Sale Notice). Following the Acceptance Period within which to give to the Holder written notice that it accepts the Offer and agrees to purchase all or a portion of the Warrants. Notwithstanding the foregoing, the Minister may Transfer the Warrants issued hereunder or under the Original Contribution Agreement to another Government Entity without making an Offer to the Recipient pursuant to this Subparagraph, notwithstanding the provisions of the Warrant Certificate. The Minister will inform the Recipient of the Transfer.

6.2.3Create and Maintain R&D Jobs.

[***]

6.2.4Demonstration Plant.

[***]

6.2.5Minimum R&D Investment.

The Recipient is committed to investing at least $[***] during the Work Phase in activities including but not limited to staff employment, operations, general and administrative activities, related consulting and contracted services, research and development, capital expenditures, and other expenses required to develop the Recipient’s technology, business assets, and Intellectual Property.

6.2.6Collaborations.

(a)	[***]
(b)	[***]

6.2.7Hiring Practices and Employee Training.

[***]

6.2.8Intellectual Property strategy.

(a)

The Recipient will adopt and implement an Intellectual Property strategy to create and retain Project Intellectual Property in Canada, including providing related educational awareness training for employees; and will provide the strategy to the Minister within twelve (12) months of May 29, 2019;

(b)Ownership and exploitation of the Project Intellectual Property Rights shall remain in Canada during the Term or unless as otherwise agreed to by the Minister;

(c)

The Recipient will obtain any Background Intellectual Property Rights that is necessary to carry out the Project. Any Intellectual Property Rights arising from the activities of the Recipient in carrying out the Project will be owned by the Recipient, or any Affiliated

SIF AGREEMENT NO. 811-811346

Person of the Recipient. The Recipient will ensure that these affiliates comply with these provisions;

(d)The Recipient will actively monitor the landscape of fusion technology patents through the continued employment of [***]and will report annually on these activities during the Term;

(e)Throughout the Work Phase, the Recipient will grow its portfolio of Intellectual Property Rights from the current [***]patents to approximately [***] patents and will continue to apply best practices to thoroughly and expeditiously protect all resulting Intellectual Property Rights. The Recipient will also continue to engage with Canadian patent agents when filing patents.

6.2.9Other: Additional Prototype Demonstration Program Phases.

[***]

6.2.10Canadian Suppliers to the Recipient.

The Recipient shall use best efforts to identify and to develop locally based suppliers capable of meeting its needs aligned with the Project activities.

6.3Strategic Plan.

(a)	[***]
(b)	[***]
(c)	[***]

6.4Annual Reporting.

[***]

SIF AGREEMENT NO. 811-811346

6.5Project Work outside Canada.

[***]

6.6	Facility Closure Mandatory Repayment.

[***]

6.7	Amendment.

The Recipient shall provide written notice to the Minister of any Material Changes which may have an impact on Schedule 1 – Statement of Work or on the Benefits Commitments. The Recipient shall provide to the satisfaction of the Minister sufficient written reasons to justify modifications to the Agreement. The Parties agree to negotiate in good faith such amendments.

7.Government Funding

7.1The Recipient represents that the list below states all funding from federal, provincial, territorial or municipal governments in Canada (“Government Funding”), requested or received by the Recipient or that the Recipient currently expects to request or receive to cover any of the Eligible Costs. The list below excludes provincial and federal investment tax credits.

Federal	$74,275,000 (SIF)
Federal	$[***] (Business Development Bank of Canada & Canadian Nuclear Laboratories)
Provincial	$[***] (British Columbia)
Territorial	$[***]
Municipal	$[***]

Total	$[***]

7.2The Recipient shall inform the Minister of any change to the amount of Government Funding identified in Subsection 7.1. The Recipient shall also inform the Minister of any provincial and federal investment tax credits, received or expected to be received by the Recipient for the Eligible Costs. Such notice must be made promptly in writing, and in any case not later

SIF AGREEMENT NO. 811-811346

than thirty (30) days following any change. In the event of additional Government Funding, the Minister will have the right to either reduce the Contribution to the extent of any additional funding received by the Recipient or require the Recipient to repay the Contribution hereunder equal to the amount of any such additional funding received by the Recipient in accordance with Subsection 8.5.

7.3[***]

8.Claims and Payments

8.1Separate Records. The Recipient shall maintain accounting records that account for the Contribution paid to the Recipient and the related Project costs, separate and distinct from any other sources of funding.

8.2Claims Procedures. The Minister will reimburse claims for Eligible Costs submitted for a Claim Period, provided there is no uncured Event of Default and the claims are:

(a)	submitted for each Claim Period, except for the first claim which will start on the Eligibility Date;
(b)	submitted within forty-five (45) days of the end of each Claim Period;
(c)

accompanied with details of all costs being claimed according to Schedule 3 – Cost Principles, which have been incurred by the Recipient and which will be substantiated by such documents as may be required by the Minister and presented in accordance with the Activities and the Milestones contained Schedule 1 - Statement of Work;

(d)	certified, in a form satisfactory to the Minister, by the chief financial officer of the Recipient or such other person considered satisfactory to the Minister;
(e)

adjusted, if necessary, by including a deduction for expenses included in a previous claim which were not eligible expenses according to Eligible Costs definition in this Agreement or which were not paid by the Recipient;

(f)	accompanied by a report containing:
i.	the Recipient’s revised projections of the Project cash flows for the current Government Fiscal Year;
ii.	an identification of any planned or completed transfer to commercial production, transfer outside of Canada, sale, lease or other disposal of equipment funded in whole or in part by the Contribution;
iii.	an itemized list of foreign sub-contracting costs, if any;
iv.	the foreign exchange rates used in the claim;

SIF AGREEMENT NO. 811-811346

v.	progress report as specified in Subsection 1.2 of Schedule 4 - Reporting Requirements; and
vi.	such other information as the Minister may request from time to time.
(g)

accompanied by a statement from the Recipient repeating and confirming the representations set out in Section 10 of this Agreement as required by Subsection 10.3, and a certification that there is no uncured Event of Default (and no state of facts exist which, with the giving of notice or the passing of time, or both, would constitute an Event of Default);

(h)	substantially (± ten percent (10%) consistent with the cost estimates of Schedule 1 - Statement of Work; and
(i)	accompanied by the Recipient’s travel policy (first claim only).
8.3	Final Claim Procedures.

The Recipient shall submit, within forty-five (45) days after the Project Completion Date, the final claim along with:

(a)

an itemized statement certified by the Recipient’s chief financial officer, or such other person considered satisfactory to the Minister, attesting to the total Eligible Costs for the Project incurred and paid;

(b)	a statement of the total government assistance (federal, provincial and municipal assistance as well as tax credits) received or requested to cover the Eligible Costs of the Project; and
(c)	a final progress report on the Project, as more fully described in Subsection 1.3 of Schedule 4 - Reporting Requirements.
8.4	Payment Procedures.
(a)

The Minister shall review and approve the documentation submitted by the Recipient following the receipt of the Recipient’s claim and in the event of any deficiency in the documentation, the Minister will notify the Recipient and the Recipient shall immediately take action to address and rectify the deficiency.

(b)

Subject to the maximum Contribution amounts set forth in Subsection 4.1 and all other conditions contained in this Agreement, the Minister shall pay to the Recipient a percentage of the Eligible Costs set forth in the Recipient’s claim based on the sharing ratio identified in Form C2 - ESTIMATED COST BREAKDOWN BY FISCAL YEAR, in accordance with the Minister’s customary practices.

(c)	The Minister may request at any time that the Recipient provide satisfactory evidence to demonstrate that all Eligible Costs claimed have been paid.
8.5	Overpayment by Minister. Where the Minister determines that the amount of the

SIF AGREEMENT NO. 811-811346

Contribution disbursed exceeds the amount to which the Recipient is entitled, the Recipient shall repay to the Minister, promptly and no later than thirty (30) days from notice from the Minister, the amount of the overpayment together with interest at the Interest Rate from the date of the notice to the day of payment to the Minister in full.   Any such amount is a debt due to His Majesty and is recoverable as such.

9.Reporting, Monitoring, Audit and Evaluation

9.1Reports. The Recipient agrees to provide the Minister with the reports as described in Schedule 4 - Reporting Requirements, to the Minister’s satisfaction.

9.2Additional Information. Upon request of the Minister and at no cost to the Minister, the Recipient shall promptly elaborate upon any report submitted or provide such additional information as may be requested.

9.3Minister’s Right to Audit Accounts and Records.  The Recipient shall, at its own expense, maintain and preserve in Canada and make available for audit and examination by the Minister or the Minister’s representatives all books, accounts and records relating to this Agreement or the Project held by the Recipient, its Affiliated Persons and agents of the information necessary to ensure compliance with the terms and conditions of this Agreement, including repayment to the Minister. The Minister will have the right to conduct such audits at the Minister’s expense as may be considered necessary.

Unless otherwise agreed to in writing by the Minister, the Recipient and its Affiliated Persons and agents shall maintain and preserve all books, accounts, invoices, receipts and records and all other documentation related to this Agreement until the end of the Recipient Fiscal Year that ends seven (7) years after the fiscal year of the date on which they were created.

9.4Auditor General Rights.  The Recipient recognizes, acknowledges and accepts that the Auditor General of Canada may, at the Auditor General’s cost, after consultation with the Recipient, conduct an inquiry under the authority of Subsection 7.1 (1) of the Auditor General Act in relation to any funding agreement (as defined in Subsection 42 (4) of the Financial Administration Act) with respect to the use of the Contribution received.

For the purposes of any such inquiry undertaken by the Auditor General, the Recipient shall provide, upon request and in a timely manner, to the Auditor General or anyone acting on behalf of the Auditor General,

(a)	all records held by the Recipient, its Affiliated Persons or agents relating to this Agreement and the use of the Contribution provided under this Agreement; and
(b)	such further information and explanations as the Auditor General, or anyone acting on behalf of the Auditor General, may request relating to this Agreement or the use of the Contribution.

9.5Access to Records.  The Recipient shall, at all times, ensure that its agents, employees, assigns and Affiliated Persons are obligated to provide to the Minister or the Auditor General or their authorized representatives records and other information that are in possession of those

SIF AGREEMENT NO. 811-811346

agents, employees, assigns and Affiliated Persons and that relate to this Agreement or to the use of the Contribution.

9.6Access to Premises.  The Recipient and its Affiliated Persons shall provide the representatives of the Minister reasonable access to premises to inspect and assess the progress of the Project or any element thereof and supply promptly on request such data as the Minister may reasonably require for statistical or Project evaluation purposes.

9.7Evaluation.  The Recipient shall, at its own expense, participate in the preparation of case studies reporting on the outcomes of the Project, to be completed by the Minister or the Minister’s agents, in order to assist in the Minister’s preparation of an overall evaluation of the value and effectiveness of SIF.

10.Representations, Warranties and Covenants

10.1Representations. The Recipient represents and warrants that:

(a)

it is duly incorporated under laws of the Province of British Columbia and validly existing and in good standing and has the power and authority to carry on its business, to hold property and to enter into this Agreement and undertakes to take all necessary action to maintain itself in good standing, to preserve its legal capacity and to remain incorporated in a Canadian jurisdiction;

(b)	signatories to the Agreement have been duly authorized to execute and deliver this Agreement;
(c)

the execution, delivery and performance of this Agreement have been duly and validly authorized and that when executed and delivered, the Agreement will constitute a legal, valid and binding obligation enforceable in accordance with its terms;

(d)

it is under no obligation or prohibition, nor is it subject to or threatened by any actions, suits or proceedings that could or would prevent compliance with the Agreement. The Recipient shall inform the Minister forthwith of any such occurrence;

(e)	the execution and delivery of this Agreement and the performance by the Recipient of its obligations hereunder will not, with or without the giving of notice or the passage of time or both:
i.	violate the provisions of the Recipient’s by-laws, any other corporate governance document subscribed to by the Recipient or any resolution of the Recipient;
ii.	violate any judgment, decree, order or award of any court, government agency, regulatory authority or arbitrator; or
iii.

conflict with or result in the breach or termination of any material term or provision of, or constitute a default under, or cause any acceleration under, any license, permit, concession, franchise, indenture, mortgage, lease, equipment lease,

SIF AGREEMENT NO. 811-811346

contract, permit, deed of trust or any other instrument or agreement by which it is bound;

(f)	it has obtained or will obtain all necessary licences and permits in relation to the Project, which satisfy the requirements of all regulating bodies of appropriate jurisdiction;
(g)	it owns or holds sufficient rights in any Background Intellectual Property required to carry out the Project; and
(h)	the description of the Project in Schedule 1 - Statement of Work is complete and accurate.

10.2Covenants. The Recipient covenants and agrees that:

(a)

it is solely responsible for providing or obtaining the funding, in addition to the Contribution, required to carry out the Project and the fulfilment of the Recipient’s other obligations under this Agreement;

(b)

no Material Change within the control of the Recipient will be made without the prior written consent of the Minister. In the event that the Minister does not consent to such a Material Change, the Minister may, at the Minister’s discretion, terminate the Agreement and be subject to Subsection 14.3;

i.

In the case where the Recipient is a private company, the Recipient shall notify the Minister, in writing, no later than thirty (30) days prior to the date from which the Recipient expects to have a Change in Control, and the Minister will confirm no later than thirty (30) days after receiving notification from the Recipient if it consents to the Change in Control. Subject to Subsection 17.13, consent will not be unreasonably withheld.

ii.	In the case where the Recipient is a public company, the Recipient shall notify the Minister, in writing, of any Change in Control no later than thirty (30) days following any Change in Control.
iii.

Prior to providing consent, the Minister may, as a result of notification of the Change in Control, require additional due diligence to determine the impacts of the Change in Control, such as the following, but not be limited to: the legal status of the Recipient pursuant to the SIF’s program terms and conditions; the impact on the Recipient’s finances and the Project to ensure that the Recipient is able to complete the Project; and, any other considerations that may emerge. The purpose of the due diligence is to ensure that the Minister can fully evaluate any additional considerations that were not identified at the time of authorizing the funding.  In the event that the Minister does not consent to such a Change in Control, the Minister may, at the Minister’s discretion, terminate the Agreement and be subject to Subsection 14.3;

(c)

it shall retain possession and control of all Project Assets the cost of which has been contributed to by the Minister under the Agreement, and the Recipient shall not Dispose of the same without the prior written consent of the Minister, other than in the ordinary course of business

SIF AGREEMENT NO. 811-811346

where the aggregate book value of such Project Assets for each occurrence is less than [***];

(d)

it shall, in advance and in writing, and subject to paragraphs 10.2 (b) and (c) of this Agreement, notify the Minister in the event of any Acquisition or Divestiture.  In the case where the Recipient is a public company, the Recipient shall notify the Minister in writing of any Acquisition or Divestiture contemporaneously with any press release, or filing of a public regulatory notice in respect of such Acquisition or Divestiture;

(e)

it shall not make any dividend payments or other shareholder distributions that would prevent it from implementing the Project or satisfying any other of the Recipient’s obligations under this Agreement, including, without limitation, the making of repayments to the Minister hereunder;

(f)	it shall comply with the federal visibility requirements set out in Schedule 2 - Communications Obligations; and
(g)	it shall comply with all laws and regulations applicable to it.

10.3Renewal of Representations. It is a condition precedent to any disbursement under this Agreement that the representations, warranties and covenants contained in this Agreement are true at the time of payment and that the Recipient is not in default of compliance with any terms of this Agreement.

11.Intellectual Property

11.1Background Intellectual Property.  The Recipient must own the Background Intellectual Property or hold sufficient Background Intellectual Property Rights to permit the Project to be carried out and the Project Intellectual Property to be exploited by the Recipient.

11.2Project Intellectual Property.  Ownership and exploitation of the Project Intellectual Property to which the Minister has contributed, and the ownership of Project Intellectual Property Rights therefor, shall remain in Canada during the Term of this Agreement unless otherwise agreed to by the Minister.

11.3 License of Project Intellectual Property.  The Recipient agrees not to grant any right or license to any Project Intellectual Property other than in the ordinary course of the Recipient’s business without the prior written consent of the Minister, such consent to not be unreasonably or arbitrarily withheld.

11.4Protection of Project Intellectual Property. The Recipient shall take steps to protect and enforce the Project Intellectual Property. The Recipient shall provide information to the Minister in that regard, upon request.

11.5Crown Ownership of Intellectual Property.  The Crown will not have an ownership interest in the Project Intellectual Property nor will the Crown acquire new rights in Background Intellectual Property by virtue solely of having provided the Contribution. Rights attributed to the Crown in any other way including under the Public Servants Inventions Act are not in any way

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affected by this Agreement.

12.Environmental and Other Requirements

12.1The Recipient represents that the Project is not a “designated project” and is not being carried out on “federal lands” as such terms are defined in the Impact Assessment Act, 2019 (“IAA”).

12.2The Recipient shall, in respect of the Project, comply with all federal, provincial, territorial, municipal and other applicable laws, including but not limited to, statutes, regulations, by-laws, rules, orders, ordinances and decrees governing the Recipient or the Project, or both, relating to environmental protection and the successful implementation of and adherence to any mitigation measures, monitoring or follow-up program that may be prescribed by the Minister or other federal, provincial, territorial, municipal tribunals or bodies, and certifies to the Minister that it has done so to date.

12.3The Recipient will provide the Minister with reasonable access to any Project site for the purpose of ensuring that the terms and conditions of any environmental approval are met, and that any mitigation, monitoring or follow-up measure required has been carried out.

12.4If as a result of changes to the Project or otherwise, an assessment is required in accordance with IAA for the Project, the Minister and the Recipient agree that the Minister’s obligations under this Agreement will be suspended from the moment that the Minister informs the Recipient, until (i) a decision statement has been issued to the Recipient or, if applicable, the Minister has decided that the Project is not likely to cause significant adverse environmental effects or the Governor in Council has decided that the significant adverse environmental effects are justified in the circumstances, and (ii) if required, an amendment to this Agreement has been signed, setting out any conditions included in the decision statement.

12.5Aboriginal consultation.  The Recipient acknowledges that the Minister’s obligation to pay the Contribution is conditional upon His Majesty satisfying any obligation that His Majesty may have to consult with or to accommodate any Aboriginal groups, which may be affected by the terms of this Agreement.

12.6 Official Languages.  The Recipient agrees that any public acknowledgement of the Minister’s public support for the Project will be expressed in both official languages.

13.Indemnification and Limitation of Liability

13.1Indemnification.  Except for any claims arising from the gross negligence of, or willful misconduct by, the Minister’s employees, officers, agents or servants, the Recipient agrees, at all times, to indemnify and save harmless, the Minister and any of his officers, servants, employees or agents from all and against all claims and demands, actions, suits or other proceedings (and all losses, costs and damages relating thereto) by whomsoever made, brought or prosecuted (all of the foregoing collectively, the “Claims”), where such Claims are asserted or arise from the Minister being a Party to this Agreement and exercising his rights and performing his obligations under this Agreement, to the extent such Claims result from:

SIF AGREEMENT NO. 811-811346

(a)	the Project, its operation, conduct or any other aspect thereof;
(b)

the performance or non-performance of this Agreement, or the breach or failure to comply with any term, condition, representation or warranty of this Agreement by the Recipient, its Affiliated Persons, its officers, employees and agents, or by a third party or its officers, employees, or agents;

(c)	the design, construction, operation, maintenance and repair of any part of the Project; or,
(d)	any omission or other wilful or negligent act or delay of the Recipient, its Affiliated Person or a third party and their respective employees, officers, or agents.

13.2Limitation of Liability.  Notwithstanding anything to the contrary contained herein, neither the Minister or the Recipient shall be liable for any indirect, special or consequential damages, for loss of revenues or profits arising from, based upon, occasioned by or attributable to the execution of this Agreement or performance under this Agreement, regardless of whether such a liability arises in tort (including negligence), contract, fundamental breach or breach of a fundamental term, misrepresentation, breach of warranty, breach of fiduciary duty, indemnification or otherwise. The maximum liability of the Recipient under this Agreement shall be limited to the total amount of the Contribution, together with interest from the day of demand at the Interest Rate, repayable by the Recipient under this Agreement.

13.3His Majesty, his agents, employees and servants will not be held liable in the event the Recipient enters into a loan, a capital or operating lease or other long-term obligation in relation to the Project for which the Contribution is provided.

14.Default and Remedies

14.1Event of Default. The Minister may declare that an Event of Default has occurred if:

(a)	the Recipient has failed or neglected to pay His Majesty any amount due in accordance with this Agreement;
(b)	the Project is not completed in accordance with Schedule 1 – Statement of Work to the Minister’s satisfaction by the Project Completion Date or the Project is abandoned in whole or in part;
(c)	the Recipient has not, in the opinion of the Minister, met or satisfied a term, covenant or condition of this Agreement;
(d)	the Recipient becomes bankrupt or insolvent, goes into receivership, or takes the benefit of any statute, from time to time in force, relating to bankrupt or insolvent debtors;
(e)	an order is made or the Recipient has passed a resolution for the winding up or dissolution of the Recipient, or the Recipient is dissolved or wound up;

SIF AGREEMENT NO. 811-811346

(f)

the Recipient has, in the opinion of the Minister, ceased to carry on business or has sold all or substantially all of its assets or enters into a letter of intent or binding obligation to sell all or substantially all of its assets;

(g)	the Recipient has not met or satisfied a term or condition under any other contribution agreement or agreement of any kind with His Majesty;
(h)	the Recipient fails to fulfill any of the contractual obligations set out in this Agreement;
(i)

a representation, covenant, warranty or statement contained herein or in any document, report or certificate delivered to the Minister hereunder or in connection therewith is false or misleading at the time it was made; and

(j)	the Recipient fails to comply with the obligations regarding audit and evaluation, as set out in Section 9.

14.2Notice and Rectification Period.  Except in the case of an Event of Default under paragraphs (d), (e) and (f) of Subsection 14.1 above, the Minister will not declare that an Event of Default has occurred unless the Minister has given written notice to the Recipient of the occurrence which, in the Minister’s opinion, constitutes an Event of Default and the Recipient fails, within thirty (30) days of receipt of the notice, either to correct the condition or event or demonstrate, to the satisfaction of the Minister that it has taken such steps as are necessary to correct the condition, failing which the Minister may declare that an Event of Default has occurred.

14.3Remedies on Default. If the Minister declares that an Event of Default has occurred, the Minister may immediately exercise one or more of the following remedies, in addition to any remedy available at law:

(a)	suspend or terminate any obligation by the Minister to contribute or continue to contribute to the Eligible Costs including any obligation to pay any amount owing prior to the date of such suspension;
(b)	require the Recipient to repay to the Minister all or part of the Contribution disbursed by the Minister, together with interest from the day of demand at the Interest Rate;
(c)

require the Recipient to pay the Minister the total of all amounts required to be repaid pursuant to this Agreement in the form of cash, less any amount already repaid to the Minister together with interest from the day of demand at the Interest Rate;

(d)	terminate the Agreement; and
(e)

post a notice on a Government of Canada website disclosing that the Recipient has committed an Event of Default under the provisions of this Agreement and describing generally the remedies, if any, that the Minister has accordingly exercised.

14.4The Recipient acknowledges the policy objectives served by the Minister’s agreement to make the Contribution, that the Contribution comes from the public monies, and that the amount of damages sustained by His Majesty in an Event of Default is difficult to ascertain and therefore,

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that it is fair and reasonable that the Minister be entitled to exercise any or all of the remedies provided for in this Agreement and to do so in the manner provided for in this Agreement, if an Event of Default occurs.

14.5For greater certainty, a Triggering Event will not prevent the Minister’s right to exercise any and all remedies provided for in this Agreement.

15.Miscellaneous

15.1	Compliance with Lobbying Act. The Recipient warrants and represents:
(a)

that it has filed all Lobbying Act returns required to be filed in respect of persons employed by the Recipient who communicate and/or arrange meetings with Public Office Holders as part of their employment duties, and that it will continue to do so;

(b)

that it has not contracted with any person to communicate and/or arrange meetings with Public Office Holders for remuneration that is or would be contingent in any way upon the success of such person arranging meetings with Public Office Holders, or upon the approval of the Recipient’s application for SIF funding, or upon the amount of SIF funding paid or payable to the Recipient under this Agreement;

(c)that it will not contract with any person to communicate and/or arrange meetings with Public Office Holders for remuneration that is or would be contingent upon the success of such person arranging meetings with Public Office Holders, or upon the amount of SIF funding paid or payable to the Recipient under this Agreement;

(d)

all persons who are or have been contracted by the Recipient to communicate and/or arrange meetings with Public Office Holders in respect of this Agreement are in full compliance with the registration and other requirements of the Lobbying Act; and

(e)

it shall at all times ensure that any persons contracted to communicate and/or arrange meetings with Public Office Holders in respect of the Agreement are in full compliance with the requirements of the Lobbying Act.

15.2Members of Parliament.  The Recipient represents and warrants that no member of the House of Commons will be admitted to any share or part of this Agreement or to any benefit to arise therefrom. No person who is a member of the Senate will, directly or indirectly, be a party to or be concerned in this Agreement.

15.3Compliance with Post-Employment Provisions.  The Recipient confirms that no current or former public servant or public office holder to whom the Values and Ethics Code for the Public Service, the Values and Ethics Code for the Public Sector, the Policy on Conflict of Interest and Post-Employment or the Conflict of Interest Act apply, will derive a direct benefit from this Agreement unless the provision or receipt of such benefits is in compliance with such legislation and codes.

15.4The Recipient acknowledges that the representations and warranties in this section are fundamental terms of this Agreement. In the event of breach of these, the Minister may exercise

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the remedies set out in Subsection 14.3.

16.Confidentiality.

16.1Consent Required.  Subject to Schedule 2 - Communications Obligations, the Access to Information Act, the Privacy Act and the Library and Archives Act of Canada, each Party shall keep confidential and shall not without the consent of the other Party disclose the contents of the Agreement and the documents pertaining thereto, whether provided before or after the Agreement was entered into, or of the transactions contemplated herein.

16.2International Dispute.  Notwithstanding Subsection 16.1 of this Agreement, the Recipient waives any confidentiality rights to the extent such rights would impede His Majesty from fulfilling his notification obligations to a world trade panel for the purposes of the conduct of a dispute, in which His Majesty is a party or a third party intervener. The Minister is authorized to disclose the contents of this Agreement and any documents pertaining thereto, whether predating or subsequent to this Agreement, or of the transactions contemplated herein, where in the opinion of the Minister, such disclosure is necessary to the defence of His Majesty’s interests in the course of a trade remedy investigation conducted by a foreign investigative authority, and is protected from public dissemination by the foreign investigative authority. The Minister shall notify the Recipient of such disclosure.

16.3Financing, Licensing and Subcontracting.  Notwithstanding Subsection 16.1 of this Agreement, the Minister hereby consents to the Recipient disclosing this Agreement, and any portion or summary thereof, for any of the following purposes:

(a)	securing additional financing;
(b)	licensing for commercial exploitation; or
(c)

confirming to agents, contractors and subcontractors of the Recipient that all agents, contractors and subcontractors must agree to provide the Minister and the Auditor General with access to their records and premises, provided that any person to whom this Agreement or any portion or summary thereof is disclosed shall execute a non-disclosure agreement prior to such disclosure.

17.General

17.1Debt due to Canada. Any amount owed to His Majesty under this Agreement shall constitute a debt due to His Majesty and shall be recoverable as such. Unless otherwise specified herein, the Recipient agrees to make payment of any such debt forthwith on demand.

17.2Interest. Debts due to His Majesty will accrue interest in accordance with the Interest and Administrative Charges Regulations, in effect on the due date, compounded monthly on overdue balances payable, from the date on which the payment is due, until payment in full is received by His Majesty.  Any such amount is a debt due to His Majesty and is recoverable as such.

17.3Set-off Rights of Minister.  Without limiting the scope of the set-off rights provided for under the Financial Administration Act, it is understood that the Minister may set off against the

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Contribution any amounts owed by the Recipient to the Minister under legislation or contribution agreements and the Recipient shall declare to the Minister all amounts outstanding in that regard when making a claim under this Agreement.

17.4No Assignment of Agreement. No Party shall assign the Agreement or any part thereof without the prior written consent of the Minister. Any attempt by a Party to assign this Agreement or any part thereof, without the express written consent of the Minister, is void.

17.5Annual Appropriation. Any payment by the Minister under this Agreement is subject to there being an appropriation for the Government Fiscal Year in which the payment is to be made; and to cancellation or reduction in the event that departmental funding levels are changed by Parliament. If the Minister is prevented from disbursing the full amount of the Contribution due to a lack or reduction of appropriation or departmental funding levels, the Minister and the Recipient agree to review the effects of such a shortfall in the Contribution on the implementation of this Agreement.

17.6Successors and Assigns. This Agreement is binding upon the Recipient, its successors and permitted assigns.

17.7Event of Force Majeure.  The Recipient will not be in default by reason only of any failure in the performance of the Project in accordance with Schedule 1 – Statement of Work if such failure arises without the fault or negligence of the Recipient and is caused by any event of Force Majeure.

17.8Applicable Law.  This Agreement will be interpreted in accordance with the laws of the province of British Columbia and federal laws of Canada applicable therein.

17.9Dispute Resolution. If a dispute arises concerning the application or interpretation of this Agreement, the Parties will attempt to resolve the matter through good faith negotiation, and may, if necessary and the Parties consent in writing, resolve the matter through mediation or arbitration by a mutually acceptable mediator or by arbitration in accordance with the Commercial Arbitration Code set out in the schedule to the Commercial Arbitration Act (Canada), as amended, and all regulations made pursuant to that Act.

17.10No Amendment.  No amendment to this Agreement shall be effective unless it is made in writing and signed by the Parties hereto.

17.11Contribution Agreement Only.  This Agreement is a contribution agreement only, not a contract for services or a contract of service or employment, and nothing in this Agreement, the Parties relationship or actions is intended to create, or be construed as creating, a partnership, employment or agency relationship between them. The Recipient is not in any way authorized to make a promise, agreement or contract and to incur any liability on behalf of His Majesty or to represent itself as an agent, employee or partner of His Majesty, including in any agreement with a third party, nor shall the Recipient make a promise, agreement or contract and incur any liability on behalf of His Majesty, and the Recipient shall be solely responsible for any and all payments and deductions required by the applicable laws.

17.12No Waiver.  The rights and remedies of the Minister under this Agreement shall be cumulative and not exclusive of any right or remedy that he or she would otherwise have. The fact

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that the Minister refrains from exercising a remedy he or she is entitled to exercise under this Agreement will not constitute a waiver of such right and any partial exercise of a right will not prevent the Minister in any way from later exercising any other right or remedy under this Agreement or other applicable law.

17.13Consent of the Minister.  Whenever this Agreement provides for the Minister to render a decision or for the Recipient to obtain the consent or agreement of the Minister, such decision shall be reasonable on the facts and circumstance and such consent or agreement will not be unreasonably withheld but the Minister may make the issuance of such consent or agreement subject to reasonable conditions.

17.14No conflict of interest.  The Recipient and its Affiliated Persons, consultants and any of their respective advisors, partners, directors, officers, shareholders, employees, agents and volunteers shall not engage in any activity where such activity creates a real, apparent or potential conflict of interest in the sole opinion of the Minister, with the carrying out of the Project. For greater certainty, and without limiting the generality of the foregoing, a conflict of interest includes a situation where anyone associated with the Recipient owns or has an interest in an organization that is carrying out work related to the Project.

17.15Disclose potential conflict of interest.  The Recipient shall disclose to the Minister without delay any actual or potential situation that may be reasonably interpreted as either a conflict of interest or a potential conflict of interest.

17.16Severability. Any provision of this Agreement which is prohibited by law or otherwise deemed ineffective will be ineffective only to the extent of such prohibition or ineffectiveness and will be severable without invalidating or otherwise affecting the remaining provisions of the Agreement.

17.17Signature in Counterparts. This Agreement may be signed in counterparts and such counterparts may be delivered by acceptable electronic transmission, including portable document format (PDF), each of which when executed and delivered is deemed to be an original, and when taken together, will constitute one and the same Agreement.

17.18Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are to the currency of Canada.

17.19Tax. The Recipient acknowledges that financial funding from government programs may have tax implications for its organization and that advice should be obtained from a qualified tax professional.

18.	Contact Information & Notices

18.1Form and Timing of Notice.  Any notice or other communication under this Agreement shall be made in writing.  The Minister or the Recipient may send any written notice by any pre-paid method, including regular or registered mail, courier or email. Notice will be considered as received upon delivery by the courier, upon the Party confirming receipt of the email or one (1) day after the email is sent, whichever the sooner or five (5) calendar days after being mailed.

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18.2Any notices to the Minister in fulfillment of obligations such as claims, reporting, and any other documents stipulated under this Agreement, will be addressed to:

Strategic Response Fund (SRF)

Attn: Director General

8th Floor

235 Queen Street

Ottawa, Ontario K1A 0H5

Email address: to be provided by SRF upon request from the Recipient.

Notwithstanding the foregoing, claims forms will not be sent by email unless otherwise agreed to in writing by the Minister.

18.3Any notices to the Recipient will be addressed to:

General Fusion Inc.

Attn: Mr. Greg Twinney, Chief Executive Officer

6020 Russ Baker Way

Richmond, British Columbia

V7B 1B4

[***]

18.4Change of Contact Information. Each of the Parties may change the address, which they have stipulated in this Agreement by notifying in writing the other Party of the new address, and such change shall be deemed to take effect fifteen (15) calendar days after receipt of such notice.

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SIF AGREEMENT NO. 811-811346

IN WITNESS WHEREOF the Parties hereto have executed this Agreement through duly authorized representatives.

HIS MAJESTY THE KING IN RIGHT OF CANADA

as represented by the Minister of Industry

Per:	[***]	March 20, 2026
	Name: Denis Martel	Date
Title: Director General, Strategic Response Fund

General Fusion Inc.

Per:	[***]	March 26, 2026
	General Fusion Inc.	Date
Greg Twinney, Chief Executive Officer

I have the authority to bind the Corporation.

SIF AGREEMENT NO. 811-811346

SCHEDULE 1– STATEMENT OF WORK (SOW)

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SIF AGREEMENT NO. 811-811346

SCHEDULE 2 - COMMUNICATIONS OBLIGATIONS

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SIF AGREEMENT NO. 811-811346

SCHEDULE 3 - COST PRINCIPLES

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SIF AGREEMENT NO. 811-811346

SCHEDULE 4 - REPORTING REQUIREMENTS

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SCHEDULE 5 – REPAYMENTS TO THE MINISTER - WARRANTS

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SIF AGREEMENT NO. 811-811346

SCHEDULE 6 – ILLUSTRATIVE WARRANT EXAMPLE

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SIF AGREEMENT NO. 811-811346

SCHEDULE 7 – ILLUSTRATRIVE CAPITALIZATION WATERFALL VALUATION ANALYSIS

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SCHEDULE A

WARRANT CERTIFICATE

WARRANT TO PURCHASE SHARES OF

General Fusion Inc.

(Incorporated under the laws of British Columbia)

[***]

Schedule B

WARRANT EXERCISE SUBSCRIPTION FORM

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